SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Growth Mutual Fund Portfolio

Address of Principal Business Office:   6000 Memorial Drive
                                        Dublin, OH 43017

Telephone Number:   614-766-7000

Name and address of agent for service of process:  Donald F. Meeder
                                                   P.O. Box 7177
                                                   6000 Memorial Drive
                                                   Dublin, OH 43017

Check Appropriate Box:
     Registrant is filing a Registration Statement Pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES |X| NO |_|

                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Dublin and the State of Ohio on the 28th day of February 2000.

                             GROWTH MUTUAL FUND PORTFOLIO

                             By: /s/ Wesley F. Hoag
                                 ------------------------------------
                                      Wesley F. Hoag
                                      Vice President